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                                                                    Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement (No. 33-40717) on Form S-3 of CoreStates Financial Corp. and in the related prospectus of our report dated March 16, 1994, except as to the third paragraph of Note 1 and the last paragraph of Note 16 which are as of July 19, 1994 relating to the consolidated statement of condition of Constellation Bancorp and subsidiaries as of December 31, 1993, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1993, which report appears in the 1994 Annual Report on Form 10-K of CoreStates Financial Corp and the reference to our Firm under the heading "Experts" in the prospectus. Our report refers to a restatement of the 1993 financial statements to remove certain merger-related charges and to a change in accounting for postretirement benefits other than pensions, income taxes, and certain investments in debt and equity securities in 1993. The financial statements referred to above are not separately presented in such report on Form 10-K.


                                             /s/ KPMG Peat Marwick LLP

                                             KPMG Peat Marwick LLP

Short Hills, New Jersey
February 9, 1996

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